As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333-183950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5

to

Form S-4 Registration Statement No. 333-183950

UNDER THE SECURITIES ACT OF 1933

CHICAGO BRIDGE & IRON COMPANY N.V.

(Comet II B.V., as successor by merger to Chicago Bridge & Iron Company N.V.)

(Exact name of registrant as specified in its charter)

The Netherlands	1700	98-0420223
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Prinses Beatrixlaan 35

2595 AK The Hague

The Netherlands

011 31 70 373 2010

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Freeman

4424 West Sam Houston Parkway North

Houston, Texas 77041

(281) 870-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of the proposed sale of the securities to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 5 filed by Comet II B.V., a Netherlands corporation (“Comet II”), as successor by merger to Chicago Bridge & Iron Company N.V. (“CB&I”), relates to the Registration Statement on Form S-4 (File No. 333-183950), which was declared effective on November 20, 2012 (the “Registration Statement”), of CB&I. The Registration Statement registered 13,011,788 shares of CB&I common stock, par value EUR 0.01 per share, that were issuable pursuant to a Transaction Agreement dated July 30, 2012, whereby a wholly owned subsidiary of CB&I merged with and into The Shaw Group Inc. (“Shaw”), with Shaw being the surviving company in the merger. The transaction agreement and the exchange ratio are more specifically described in the Registration Statement.

On May 10, 2018, McDermott International, Inc. (“McDermott”) and CB&I consummated a series of transactions (the “Combination”) contemplated by, and in accordance with, the Business Combination Agreement dated as of December 18, 2017 to which McDermott, CB&I and certain of their respective subsidiaries are parties, as amended. As a result of the Combination, (1) CB&I merged with and into Comet II, with Comet II continuing as the surviving entity, and (2) Comet II became an indirect wholly owned subsidiary of McDermott. CB&I has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with an undertaking contained in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, Comet II, as successor to CB&I, hereby deregisters, and removes from registration, any and all securities originally reserved for issuance and registered under the Registration Statement that remained unsold at the effective time of the Combination. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Comet II B.V. certifies that it has reasonable grounds to believe that all the requirements for filing on Form S-4 are met and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 11, 2018.

COMET II B.V.
(as successor by merger to Chicago Bridge & Iron Company N.V.)

By: MCDERMOTT TECHNOLOGY, B.V., its Managing Director

By:	/S/ STUART SPENCE
Stuart Spence
Managing Director

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

3